Exhibit 99.1

November 9, 2023

COMPANY CONTACT
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Releases Third Quarter 2023 Results

Reports Net Income of $2.8 Million or $0.06 per Diluted Share, and Adjusted EBITDA of $9.7 Million

CLAYTON, Mo. (November 9, 2023) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the third quarter ended September 30, 2023.

Third quarter 2023 Financial Highlights (all comparisons are with the third quarter of 2022)

●	Revenues were $116.8 million, compared to $118.1 million.
●	Net income decreased to $2.8 million, or $0.06 per diluted share, from $15.8 million, or $0.36 per diluted share.
●	Adjusted EBITDA(1) was $9.7 million, down from $18.8 million.

Nine months 2023 Financial Highlights (all comparisons are with the first nine months of 2022)

●	Revenues were $276.2 million, compared to $278.2 million.
●	Net income increased to $14.0 million, or $0.32 per diluted share, from $0.3 million, or $0.01 per diluted share.
●	Adjusted EBITDA(1) was $18.2 million, up from $10.6 million.

(1) A non-GAAP financial measure.  See "Non-GAAP Financial Measures" for a description of the measure and a reconciliation to the applicable GAAP measure.

“During the third quarter, we sold 19 million gallons of biodiesel increasing our cashflows from operations. Our biofuel earnings reflect the impact of heating oil futures as prices rose, generating a loss from the change in our derivative position this quarter as compared to a gain in the first six months of the year. Nevertheless, we continue to capture expected (positive) margins as we sell our biodiesel, (though down from the prior year).  As we look forward, however, a combination of high feedstock prices and weak RIN values are depressing margins in the short term.

Our Chemical segment results were negatively impacted by the fall in glycerin prices worldwide and high inventories in North America.  Also unfavorably impacting sales revenue and earnings in the comparative period, was the change in the recognition of capital recovery recorded as a contract liability reduction from an extension of the estimated life of the contract. We continue to make good progress in our underlying business as we develop new customers and new products in our efforts to grow this segment.” said Tom McKinlay, Chief Executive Officer for FutureFuel Corp.

2023 Cash Dividends

FutureFuel paid a regular quarterly cash dividend in the amount of $0.06 per share on our common stock in the third quarter of 2023. The remaining quarterly dividend of $0.06 per share is expected to be paid in December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures (see "Non-GAAP Financial Measures" for additional information), include dollars in thousands, except per share amounts:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Unaudited)

	Three Months Ended September 30,
			Dollar	%
	2023	2022*	Change	Change
Revenue	$116,752	$118,141	$(1,389)	(1)%
Income from operations	$297	$16,890	$(16,593)	(98)%
Net income	$2,776	$15,780	$(13,004)	(82)%
Earnings per common share:
Basic	$0.06	$0.36	$(0.30)	(82)%
Diluted	$0.06	$0.36	$(0.30)	(82)%
Adjusted EBITDA*	$9,659	$18,829	$(9,170)	(49)%

	For the Nine Months Ended September 30,
			Dollar	%
	2023	2022*	Change	Change
Revenue	$276,241	$278,198	$(1,957)	(1)%
Income from operations	$6,965	$5,768	$1,197	21%
Net income	$13,998	$278	$13,720	4935%
Earnings per common share:
Basic	$0.32	$0.01	$0.31	4935%
Diluted	$0.32	$0.01	$0.31	4935%
Adjusted EBITDA*	$18,230	$10,643	$7,587	71%

*Adjusted EBITDA restated for the three and nine months of 2022 consistent with 2023 reporting to exclude cash (realized) gains and losses on derivative instruments.

Financial and Business Summary

Consolidated sales revenue in the three and nine months ended September 30, 2023 decreased $1,389 and $1,957 compared to the three and nine months ended September 30, 2022, respectively. In the three-and nine-month comparison periods ended September 30, 2023, chemical segment sales volumes declined $3,763 and $2,777, respectively, on weakened glycerin markets and the timing of recognition of capital recovery. Partially improving chemical sales in both the three- and nine-month comparison periods was a favorable product mix and revenue from new custom chemical contracts. Biofuel segment net sales increased $2,270 and $820, respectively, in the three- and nine-month comparison periods on higher sales volumes mostly offset by lower average prices.  D4 RIN prices dropped significantly during the quarter as renewable diesel volumes increased in the market.

Income from operations in the three months ended September 30, 2023 decreased $16,593 as compared to the same period of 2022, from:  (i) the spread in biofuel price and feedstock price narrowed (inclusive of the effect of the D4 RIN price decline); (ii) the change in the activity in derivative instruments with a realized loss of $7,286 in the current three-month period as compared to a realized gain of $4,023 in the same three months of the prior year; (iii) the change in the mark-to-market derivative position which was an unrealized loss of $6,782 as compared to an unrealized gain of $665 in the three months ended September 30, 2023 and 2022, respectively; (iv) the reduction from the timing of recognition of capital recovery; and (v) the change in the adjustment in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting. The adjustment in item (v) increased gross profit $2,528 in the three months ended September 30, 2023 as compared to $6,133 in 2022. The contrasting results in items (i) and (ii) reflect the impact of price movements in the biodiesel market during the course of each year compared to when we committed to our feedstock acquisition.  In 2022, prices rose sharply as a consequence of the conflict in Ukraine and we recorded mark-to-market losses on the derivative instruments we use to hedge our biodiesel margins. These losses were then offset by significant gains in physical sales in the period.  In 2023, biodiesel prices fell in the first half of the year and then rose in the third quarter.  This generated derivative gains for the first half of the year and now mark-to-market losses in the third quarter against committed sales in the fourth quarter.

Income from operations for the nine months ended September 30, 2023 was $6,965 as compared to $5,768 in the nine months ended September 30, 2022. This increase resulted from (i) the change in our realized derivative gains of $2,150 in the current nine-month period as compared to realized losses of $24,970 in the prior nine-month period given the explanation noted in the three-month comparative period, and (ii) the change in the adjustment in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting. This adjustment increased gross profit $6,023 in the current nine-month period as compared to $1,308 in the prior nine-month period.

Capital Expenditures

Capital expenditures were $4,994 in the first nine months of 2023, compared with $3,692 in the same period in 2022.

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents increased to $205,923 as of September 30, 2023.  All marketable securities were sold in the nine months ended September 30, 2023 and moved to interest bearing accounts.  As of December 31, 2022, cash and cash equivalents were $175,640 and marketable securities were $37,126, for a total of $212,766. Working capital was $235,088 as of September 30, 2023, an increase of $17,410 from December 31, 2022.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel’s chemicals segment manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel’s performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2022 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	(Unaudited)
	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$205,923	$175,640
Accounts receivable, inclusive of the blenders' tax credit of $13,084 and $8,970 and net of allowances for bad debt of $67 and $48, respectively	29,493	26,204
Inventory	26,910	26,761
Marketable securities	-	37,126
Other current assets	4,895	8,045
Total current assets	267,221	273,776
Property, plant and equipment, net	74,501	76,941
Other assets	4,114	5,252
Total noncurrent assets	78,615	82,193
Total Assets	$345,836	$355,969
Liabilities and Stockholders’ Equity
Accounts payable, inclusive of the blenders' tax credit rebates due customers of $890 and $890, respectively	$20,945	$36,345
Dividends payable	2,626	10,503
Other current liabilities	8,562	9,250
Total current liabilities	32,133	56,098
Deferred revenue – long-term	13,333	15,079
Other noncurrent liabilities	3,371	1,792
Total noncurrent liabilities	16,704	16,871
Total liabilities	48,837	72,969
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,763,243 and 43,763,243 issued and outstanding as of September 30, 2023 and December 31, 2022	4	4
Accumulated other comprehensive loss	-	(1)
Additional paid in capital	282,489	282,489
Retained earnings	14,506	508
Total Stockholders’ Equity	296,999	283,000
Total Liabilities and Stockholders’ Equity	$345,836	$355,969

FutureFuel Corp.

Condensed Consolidated Statements of Income and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine Months Ended
	September:		September:
	2023	2022	2023	2022
Revenue	$116,752	$118,141	$276,241	$278,198
Cost of goods sold and distribution	112,882	98,156	259,340	264,391
Gross profit	3,870	19,985	16,901	13,807
Selling, general, and administrative expenses	2,410	2,128	6,694	5,638
Research and development expenses	1,163	967	3,242	2,401
	3,573	3,095	9,936	8,039
Income from operations	297	16,890	6,965	5,768
Interest and dividend income	2,527	1,210	6,595	2,621
Gain on marketable securities	-	(590)	575	(7,956)
Other expense	(36)	(33)	(103)	(100)
Other income (expense)	2,491	587	7,067	(5,435)
Income before income taxes	2,788	17,477	14,032	333
Income tax provision	12	1,697	34	55
Net income	$2,776	$15,780	$13,998	$278

Earnings per common share
Basic	$0.06	$0.36	$0.32	$0.01
Diluted	$0.06	$0.36	$0.32	$0.01
Weighted average shares outstanding
Basic	43,763,243	43,763,243	43,763,243	43,763,243
Diluted	43,765,709	43,763,243	43,765,163	43,766,243

Comprehensive income
Net income	$2,776	$15,780	$13,998	$278
Other comprehensive (loss) income from unrealized net (losses) gains on available-for-sale securities	-	(71)	2	(219)
Income tax effect	-	15	(1)	46
Total unrealized (loss) gain, net of tax	-	(56)	1	(173)
Comprehensive income	$2,776	$15,724	$13,999	$105

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities
Net income	$13,998	$278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,736	7,850
Amortization of deferred financing costs	75	72
Benefit for deferred income taxes	-	(255)
Change in fair value of equity securities	(3,117)	7,940
Change in fair value of derivative instruments	3,523	(3,053)
Loss on the sale of investments	2,543	15
Stock based compensation	-	46
Loss on disposal of property and equipment	8	60
Noncash interest expense	26	-
Changes in operating assets and liabilities:
Accounts receivable	(3,295)	5,597
Accounts receivable – related parties	6	47
Inventory	(149)	9,523
Income tax receivable	32	7,759
Prepaid expenses	2,700	2,711
Prepaid expenses – related party	-	(8)
Other assets	(5,019)	296
Accounts payable	(14,910)	9,257
Accounts payable – related parties	(800)	338
Accrued expenses and other current liabilities	(404)	25
Accrued expenses and other current liabilities – related parties	-	(1)
Deferred revenue	(2,030)	(4,128)
Other noncurrent liabilities	1,553	(242)
Net cash provided by operating activities	2,476	44,127
Cash flows from investing activities
Collateralization of derivative instruments	2,991	865
Proceeds from the sale of marketable securities	37,701	263
Proceeds from the sale of property and equipment	-	61
Capital expenditures	(4,994)	(3,692)
Net cash provided by (used in) investing activities	35,698	(2,503)
Cash flows from financing activities
Payment of dividends	(7,877)	(7,877)
Deferred financing costs	(14)	-
Net cash used in financing activities	(7,891)	(7,877)
Net change in cash and cash equivalents	30,283	(33,747)
Cash and cash equivalents at beginning of period	175,640	137,521
Cash and cash equivalents at end of period	$205,923	$171,268

Cash paid for income taxes	$-	$72
Noncash capital expenditures	$518	$214

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three months ended		Nine Months Ended
	September:		September:
	2023	2022*	2023	2022*
Net income	$2,776	$15,780	$13,998	$278
Depreciation	2,581	2,574	7,736	7,850
Non-cash stock-based compensation	-	46	-	46
Interest and dividend income	(2,527)	(1,210)	(6,595)	(2,621)
Non-cash interest expense and amortization of deferred financing costs	35	7	101	72
Loss on disposal of property and equipment	-	10	8	60
Unrealized loss (gain) on derivative instruments	6,782	(665)	3,523	(3,053)
Loss (gain) on marketable securities	-	590	(575)	7,956
Income tax provision	12	1,697	34	55
Adjusted EBITDA*	$9,659	$18,829	$18,230	$10,643

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended
	September:
	2023	2022*
Net cash provided by operating activities	$2,476	$44,127
Benefit for deferred income taxes	-	255
Interest and dividend income	(6,595)	(2,621)
Income tax provision	34	55
Changes in operating assets and liabilities, net	22,315	(31,174)
Other	-	1
Adjusted EBITDA*	$18,230	$10,643

*Adjusted EBITDA restated for the three and nine months of 2022 consistent with 2023 reporting to exclude cash (realized) gains and losses on derivative instruments.

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three months ended		Nine Months Ended
	September:		September:
	2023	2022	2023	2022
Revenue
Custom chemicals	$14,454	$16,047	$46,650	$44,028
Performance chemicals	3,393	5,459	11,834	17,233
Chemical revenue	$17,847	$21,506	$58,484	$61,261
Biofuel revenue	98,905	96,635	217,757	216,937
Total Revenue	$116,752	$118,141	$276,241	$278,198

Segment gross profit (loss)
Chemical	$6,878	$8,362	$21,917	$17,976
Biofuel	(3,008)	11,623	(5,016)	(4,169)
Total gross profit	$3,870	$19,985	$16,901	$13,807

As of September 30, 2023, FutureFuel held 4.2 million of RINs in inventory at no cost with a fair market value of $6,971. Comparatively, at September 30, 2022, FutureFuel held 8.1 million of RINs in inventory at no cost with a fair market value of $12,752.